Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST PLACES FIVE NON-CORE HOTELS UNDER CONTRACT FOR SALE

Highlights:

☐ Five non-core properties to sell for $29.85 million

☐ Total gross proceeds from all non-core sales to reach $37.48 million

☐ Strategy lifts core portfolio T-12 NOI Cap Rate for Core Portfolio to 11% as of April 2005 and lifts T-12 EBITDA yield to 13%

DALLAS — (June 6, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has placed five non-core hotels under contract for sale to four separate buyers for a total sale price of $29.85 million. Three of the closings are expected to take place in June 2005 for total proceeds of $18.85 million, and the remaining closing is expected to occur prior to December 31, 2005 for total proceeds of $11 million. All of the buyers have deposited non-refundable earnest money to secure the contracts.

Acquired by Ashford in March 2005 as part of a 21-hotel portfolio, the 168-room Holiday Inn Coral Gables in Coral Gables, FL, the 72-room Inn on the Square in Falmouth, MA, the 136-room Gull Wing Suites in South Yarmouth, MA, the 110-room Howard Johnson Commack in Commack, NY, and the 80-room Howard Johnson Westbury in Westbury, NY, had been designated as non-core properties along with three other hotels in this portfolio (which have since been sold). Four of the eight hotels had a trailing twelve-month negative net operating income. Following the completion of these sales the remaining 13-core hotels will have been acquired for a purchase price equal to $212.5 million and as of April 2005 the trailing twelve month net operating income cap rate is 11% and the trailing twelve month EBITDA yield is 13%. Upon the sale closings, Ashford will have completed its disposition strategy for all eight non-core hotels. CB Richard Ellis and Molinaro Koger brokered the transactions for Ashford.

Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “With these latest agreements, we are on track to finalize the disposition of all eight non-core assets for a total sale price of nearly $9 million higher than we had originally anticipated. The net proceeds from these dispositions will be redeployed to properties offering better total returns to our shareholders. The sale of these properties in such a timely and accretive fashion further demonstrates our proven ability to enhance the value of portfolio transactions while remaining true to our stated investment strategy.”

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14185 Dallas Parkway, Suite 1100,       Dallas, TX 75254       Phone: (972) 490-9600

AHT Places Remaining Non-Core Hotels Under Contract

June 6, 2005

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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward- looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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